Midwest Holding Inc. Reports Third Quarter 2023 Results

LINCOLN, Neb., November 13, 2023 / PR Newswire/ -- Midwest Holding Inc. (“Midwest”) (NASDAQ: MDWT), today announced financial results for the quarter and nine months ended September 30, 2023.

Highlights for the third quarter of 2023:

●	GAAP net income for the quarter was $0.4 million compared with $7.4 million for the third quarter of 2022. GAAP earnings were $0.10 per share (diluted) versus $1.96 per share (diluted) for the third quarter of 2022.
●	GAAP total revenue was $16.4 million compared with revenue of $19.0 million in the third quarter of 2022, driven by an increase in investment income from growth in invested assets retained, higher service fees, and growing amortization of deferred ceding commissions. The mark-to-market change in derivatives also generated a loss in the quarter compared to a gain in the same quarter in the prior year.
●	Annuity direct written premium under statutory accounting principles (“SAP”), a non-GAAP measure, was up 1.3% to $258.8 million for the quarter from $255.5 million in the same period of 2022. The mix of new business in the quarter was 50% Multi-Year Guaranteed Annuities (MYGA) and 50% Fixed Indexed Annuities (FIA).
●	Ceded premiums (SAP), a non-GAAP measure, were $59.1 million in the third quarter of the current year compared to $113.7 million in the third quarter of the prior year. The cession rate for the current period, or that portion of our written premium that we reinsured, was 20% compared to 45% in the same period last year.
●	Total expenses decreased to $9.0 million from $14.3 million in the third quarter of last year resulting from lower interest credited impacted by the change in value of the options embedded in our liabilities, and from a benefit related to the mark-to-market value of the options allowance included in other operating expenses. Other expenses have increased from variable costs associated with increased premiums written related to technology, distribution, product fees, and premium taxes along with expenses related to state expansion and capital initiatives. Salaries and benefits remained constant with the addition, repositioning, and retention of personnel to support growth and manage a tighter labor market.
●	Invested assets grew to $2,268.3 million at September 30, 2023 compared with $1,615.0 million at December 31, 2022. The retained portfolio was $1,213.0 million as of September 30, 2023 compared to $812.2 million at December 31, 2022. Third-party assets under management were $531.6 million at September 30, 2023, compared to $501.9 million at December 31, 2022.
●	On April 30, 2023, Midwest Holding Inc. entered into an Agreement and Plan of Merger with affiliates of Antarctica Capital, LLC, whereby an affiliate of Antarctica will acquire Midwest in an all-cash transaction valued at approximately $100 million. The transaction was approved by stockholders on July 26, 2023, and has been approved by the Vermont Department of Financial Regulation. The merger is still subject to the approval of the Nebraska Department of Insurance. We continue to work with Antarctica to provide all information requested by the Nebraska Department of Insurance (NDOI). Upon completion of the NDOI review, a public NDOI hearing will be required before final regulatory approval is received to proceed with closing the merger. We still anticipate closing the transaction shortly after the hearing and by year-end.

Highlights for the nine months ended September 30, 2023:

●	GAAP net income for the nine months ended September 30, 2023 was $0.3 million compared with $16.9 million in the same period in the prior year. GAAP earnings were $0.09 per share (diluted) versus $4.45 per share (diluted) in the prior year.
●	GAAP total revenue for the nine months ended September 30, 2023 was $83.9 million compared with $21.5 million in the same period in the prior year. The increase included additional investment income from growth in invested assets retained, higher policy administration fees, and growing amortization of deferred ceding commissions. The mark-to-market change in derivatives also generated a gain in the nine months compared to a loss in the same period in the prior year.
●	Annuity direct written premium under statutory accounting principles (“SAP”), a non-GAAP measure, was up 40.6% to $716.5 million in the first nine months of 2023 from $509.7 million in the same nine months of 2022, due to a focus on distribution and pricing. The mix of new business for the nine months ended September 30, 2023 was 58% Multi-Year Guaranteed Annuities (MYGA) and 42% Fixed Indexed Annuities (FIA).
●	Ceded premiums (SAP), a non-GAAP measure, were $277.5 million in the first nine months of 2023 compared to $213.8 million in the same nine months of the prior year. The cession rate for the period, or that portion of our written premium that we reinsured, was 39% compared to 42% in the same period last year.
●	Total expenses for the first nine months of 2023 increased to $65.3 million from $9.6 million in the first nine months of last year resulting from interest credited as an expense (impacted by the change in value of the options embedded in our liabilities), compared to negative interest credited in the first nine months of the prior year, and from a benefit related to the mark-to-market value of the options allowance included in other operating expenses. Other expenses have increased from variable costs associated with increased premiums written related to technology, distribution, product fees, and premium taxes along with expenses related to state expansion and capital initiatives. Salaries and benefits increased with the addition, repositioning, and retention of personnel to support growth and manage a tighter labor market.

Georgette Nicholas, CEO of Midwest noted, "Midwest is focused on executing our business strategy and positioning the Company for further growth. We are actively working with Antarctica to close the merger transaction by year-end."

Q3 2023 versus Q3 2022 on a GAAP basis

Midwest reported net income of $0.4 million for the third quarter of the current year; this compares with income of $7.4 million in the third quarter of the prior year. On a diluted, per-share basis, net income was $0.10 in the third quarter, compared with $1.96 reported in the third quarter of 2022.

Investment income rose in the third quarter of 2023 to $20.8 million from $12.9 million in the same period for the prior year. Driving the change was an increase in invested assets as well as performance on those assets, benefiting from sourcing investments with a higher yield.

Amortization of deferred gain on reinsurance reached $1.4 million this quarter compared with $1.2 million in Q3 2022. This was due to growth in the deferred gain on co-insurance on the balance sheet to $44.1 million compared to $38.1 million at year end, which reflects ceding commission received on reinsurance with third parties.

Service fee revenue was at $2.3 million in the third quarter of 2023, up from $0.1 million in the third quarter of 2022. Service fee revenue consists of fee revenue generated by our wholly owned asset manager, 1505 Capital LLC, for asset management services provided to third-party clients.

Policy administration fee revenue for the quarter was $0.9 million, up from $0.5 million in the same period in 2022. Policy administration fee revenue is generated by providing ancillary services, such as policy administration, to third parties as well as collecting policy surrender charges. The increase was correlated with the growth in policies written and ceded to reinsurance partners.

Our expenses were $9.0 million in the third quarter of 2023 compared with $14.3 million in the third quarter of the prior year. Contributing to the decrease was reduced interest credited expense as well as mark-to-market benefit which is included in other operating expenses. Total expenses have increased from variable costs associated with increased premiums written related to technology, distribution, product fees, and premium taxes along with expenses related to state expansion and capital initiatives. Salaries and benefits increased with the addition, repositioning, and retention of personnel to support growth and manage a tighter labor market.

Nine Months Ended September 30, 2023 versus Nine Months Ended September 30, 2022 on a GAAP basis

Midwest reported net income of $0.3 million for the nine months ended September 30, 2023; this compares with income of $16.9 million in the same period of the prior year. On a diluted, per-share basis, this year’s to date net income was negative $0.09 compared with $4.45 reported at September 30, 2022.

Investment income rose in the first nine months of 2023 to $64.2 million from $29.7 million in the same period for the prior year. Driving the change was an increase in invested assets as well as performance on those assets, benefiting from sourcing investments with a higher yield.

Amortization of deferred gain on reinsurance reached $4.5 million for the first nine months of 2023 compared with $3.3 million in the same period of 2022. This was due to growth in the deferred gain on co-insurance on the balance sheet to $44.1 million compared to $38.1 million at year end, which reflects ceding commission received on reinsurance with third parties.

Service fee revenue was at $3.6 million in the first nine months of 2023, up from $1.6 million in the same period of 2022. Service fee revenue consists of fee revenue generated by our wholly owned asset manager, 1505 Capital LLC, for asset management services provided to third-party clients.

Policy administration fee revenue for the first nine months of 2023 was $2.0 million versus $1.4 million in the same period in 2022. Policy administration fee revenue is generated by providing ancillary services, such as policy administration, to third parties as well as collecting policy surrender charges. The increase was correlated with the growth in policies written and ceded to reinsurance partners.

Our expenses were $65.3 million in the first three quarters of 2023 compared with $9.6 million in the first three quarters of the prior year. Contributing to the increase was interest credited expense as well as mark-to-market expense which is included in other operating expenses. Other expenses have increased from variable costs associated with increased premiums written related to technology, distribution, product fees, and premium taxes along with expenses related to state expansion and capital initiatives. Salaries and benefits increased with the addition, repositioning, and retention of personnel to support growth and manage a tighter labor market.

Key Performance Indicators and Non-GAAP Financial Measures for the Three and Nine Months Ended September 30, 2023

In addition to GAAP measures, Midwest’s management utilizes a series of key performance indicators (KPI’s) and non-GAAP measures to, among other things:

•	monitor and evaluate the performance of our business operations and financial performance;
•	facilitate internal comparisons of the historical operating performance of our business operations;
•	review and assess the operating performance of our management team;
•	analyze and evaluate financial and strategic planning decisions regarding future operations;
•	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments; and
●	facilitate comparison of results between periods and to better understand the underlying historical trends in our business and prospects.

These non-GAAP measures are not a substitute for GAAP measures; however, management believes that when used in conjunction with the GAAP measures, the non-GAAP measures can contribute to investors’ understanding of the progress of our business. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. These non-GAAP financial measures should be considered along with, but not as alternatives to, our operating performance measures as prescribed by GAAP.

Annuity Premiums (a KPI)

For the third quarter of 2023, annuity direct written premiums were $258.8 million compared with $255.5 million in the third quarter of 2022. Ceded premiums were $59.1 million in 2023’s third quarter compared to $113.7 million in the third quarter of 2022. Of the third quarter 2023 sales of $258.8 million, 50% was in the MYGA category and the remaining 50% consisted of sales of FIA.

For the first nine months of 2023, annuity direct written premiums were $716.5 million compared with $509.7 million in the same period of 2022. Ceded premiums were $277.5 million in 2023’s first nine months compared to $213.8 million in the first nine months of 2022. Of the 2023 year to date sales of $716.5 million, 58% was in the MYGA category and the remaining 42% consisted of sales of FIA.

Fees Received for Reinsurance (a KPI)

Fees received for reinsurance amounted to $2.3 million in the third quarter compared to $4.5 million in the prior year third quarter. Fees received for reinsurance for the nine months ending September 30, 2023 were $10.5 million compared to $10.1 million in the same nine months of the prior year. We use this non-GAAP figure to measure the progress of our effort to secure third-party capital to back our reinsurance programs. Fees received for reinsurance sums two components: Amortization of deferred gain on reinsurance, which is a line item in our Consolidated Statements of Comprehensive Loss, and deferred coinsurance ceding commission, which is a line item in our GAAP Consolidated Statements of Cash Flows.

General and Administrative (“G&A”) Expenses (a non-GAAP measure)

We monitor this figure to track our overhead. It includes salary and benefits and other operating expenses; however, it excludes non-cash stock-based compensation and the non-cash mark-to-market-adjustment of our option budget allowance.

G&A expenses in Q3 2023 have increased to $10.5 million from $9.0 million at the same point in the prior year. For the nine months ended September 30, 2023 expenses rose to $34.6 million compared to $24.8 million for the nine months ended September 30, 2022.

Total expenses have increased from variable costs associated with increased premiums written related to technology, distribution, product fees, and premium taxes along with expenses related to state expansion and capital initiatives. Salaries and benefits increased with the addition, repositioning, and retention of personnel to support growth and manage a tighter labor market.

Management Expenses (a non-GAAP measure)

We use this figure to monitor the expenses of our business on a cash basis. Importantly, we exclude from the calculation of management expenses the index interest credited related to our FIAs because this expense is fully hedged. Instead, we add back to Management Expenses the period’s amortization of options previously purchased to provide this hedge. We view this amortized cost as our true cost of funds. Management Expenses also excludes the mark-to-market adjustment of our option budget allowance, as that is recorded as a component of other operating expense.

Management expenses for the third quarter of 2023 were $23.2 million compared with $14.9 million in the same period of the prior year. Management expenses for the nine months ended September 30, 2023 were $59.3 million compared to $38.5 million for the same nine months in 2022. Principal drivers of the increase were higher interest credited and increases in expenses from retained premiums along with the increase in G&A noted above.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this release constitute forward-looking statements. These statements are based on management's expectations, estimates, projections and assumptions. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "intend," “target,” “contemplate,” “project,” or "continue," the negative of these terms, or other comparable terminology used in connection with any discussion of future operating results or financial performance. These statements are only predictions and reflect our management's good faith present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Factors that may cause our actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include among others, the following possibilities:

●	our business plan, particularly including our reinsurance strategy, may not prove to be successful;
●	our reliance on third-party insurance marketing organizations to market and sell our annuity insurance products through a network of independent agents;
●	adverse changes in our ratings obtained from independent rating agencies;
●	failure to maintain adequate reinsurance;
●	our inability to expand our insurance operations outside the 24 states and District of Columbia in which we are currently licensed;
●	our annuity insurance products may not achieve significant market acceptance;
●	we may continue to experience operating losses in the foreseeable future;
●	the possible loss or retirement of one or more of our key executive personnel;
●	intense competition, including the intensification of price competition, competitive pressures from established insurers with greater financial resources, the entry of new competitors, and the introduction of new products by new and existing competitors;
●	adverse state and federal legislation or regulation, including decreases in rates, limitations on premium levels, increases in minimum capital and reserve requirements, benefit mandates and tax treatment of insurance products;
●	fluctuations in interest rates causing a reduction of investment income or increase in interest expense and in the market value of interest-rate sensitive investment;
●	failure to obtain new customers, retain existing customers, or reductions in policies in force by existing customers;
●	higher service, administrative, or general expense due to the need for additional advertising, marketing, administrative or management information systems expenditures;

●	changes in our liquidity due to changes in asset and liability matching;
●	possible claims relating to sales practices for insurance products; and
●	lawsuits in the ordinary course of business.

In addition, this communication and any documents referred to in this communication contain certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed acquisition of Midwest Holding Inc. (the “Company”) by an affiliate of Antarctica Capital, LLC, including, but not limited to, statements regarding the anticipated timing of the closing of the proposed transaction. These forward-looking statements generally are identified by the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “intend,” “target,” “contemplate,” “project,” and similar expressions. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, (ii) the failure to satisfy the conditions to the consummation of the proposed transaction, including approval of the proposed transaction by the stockholders of the Company and the receipt of necessary regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction, (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results, and business generally, including the termination of any business contracts, (v) risks that the proposed transaction disrupts current plans and operations of the Company and potential difficulties in hiring and retaining key personnel as a result of the proposed transaction, (vi) risks related to diverting management’s attention from the Company’s ongoing business operations, (vii) risks that any announcements related to the proposed transaction could have adverse effects on the Company’s stock price, credit ratings, or operating results, (viii) the outcome of any legal proceedings that may be instituted related to the Merger Agreement or the proposed transaction and (ix) the significant transactions costs that the parties will incur in connection with the proposed transaction. The risks and uncertainties may be amplified by economic, market, business, or geopolitical conditions or competition, or changes in such conditions, negatively affecting the Company’s business, operations, and financial performance. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the Company’s business as described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation to, and does not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

About Midwest Holding Inc.

Midwest Holding Inc. is a growing, technology-enabled, services-oriented annuity platform. Midwest designs and develops annuity products that are distributed through independent distribution channels, to a large and growing demographic of U.S. retirees. Midwest originates, manages, and typically transfers these annuities through reinsurance arrangements to asset managers and other third-party investors. Midwest also provides the operational and regulatory infrastructure and expertise to enable asset managers and third-party investors to form and manage their own reinsurance capital vehicles.

For more information, please visit www.midwestholding.com

Investor contact: ir@midwestholding.com

Media inquiries: press@midwestholding.com

Consolidated Balance Sheets
(in thousands)

	September 30, 2023	December 31, 2022
(In thousands, except share information)	(Unaudited)
Assets
Fixed maturities, available for sale, at fair value (amortized cost: $1,717,921 in 2023, and $1,269,735 in 2022. Allowance for credit losses of $8,917 in 2023.) (See Note 3)	$1,643,832	$1,214,635
Mortgage loans on real estate, held for investment (Allowance for credit losses of $1,577 in 2023.)	421,232	227,047
Derivative instruments (See Note 4)	26,559	15,934
Equity securities, at fair value (cost: $5,592 in 2023 and $5,592 in 2022)	5,112	5,111
Other invested assets (Allowance for credit losses of $1,600 in 2023.)	126,777	112,431
Preferred stock	33,926	31,415
Deposits and notes receivable	10,774	8,359
Policy loans	83	25
Total investments	2,268,295	1,614,957
Cash and cash equivalents	197,804	191,414
Deferred acquisition costs, net	69,470	43,433
Premiums receivable	63	362
Accrued investment income	44,694	25,165
Reinsurance recoverables (See Note 8)	27,870	20,190
Property and equipment, net	1,721	1,897
Receivable for securities sold	-	10,518
Other assets	14,335	12,495
Total assets	$2,624,252	$1,920,431
Liabilities and Stockholders’ Equity
Liabilities:
Benefit reserves	$11,532	$12,945
Deposit-type contracts (See Note 6)	2,453,282	1,743,348
Other policy-holder funds	4,530	4,105
Notes payable (See Note 7)	25,000	25,000
Deferred gain on coinsurance transactions	44,140	38,063
Payable for securities purchased	27,029	8,872
Other liabilities	36,786	53,721
Total liabilities	2,602,299	1,886,054
Stockholders’ Equity:
Preferred stock, $0.001 par value; authorized 2,000,000 shares; no shares issued and outstanding as of September 30, 2023 or December 31, 2022	—	—
Voting common stock, $0.001 par value; authorized 20,000,000 shares; 3,744,645 shares issued and outstanding as of September 30, 2023, and 3,727,976 as of December 31, 2022, respectively; non-voting common stock, $0.001 par value, 2,000,000 shares authorized; no shares issued and outstanding September 30, 2023 and December 31, 2022, respectively	4	4
Additional paid-in capital	138,122	138,482
Treasury stock	(175)	(175)
Accumulated deficit	(67,361)	(63,019)
Accumulated other comprehensive loss	(66,886)	(51,386)
Total Midwest Holding Inc.'s stockholders' equity	3,704	23,906
Noncontrolling interests	18,249	10,471
Total stockholders' equity	21,953	34,377
Total liabilities and stockholders' equity	$2,624,252	$1,920,431

Consolidated Statements of Comprehensive Loss
(in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In thousands, except per share data)	2023	2022	2023	2022
Revenues
Investment income, net of expenses	$20,796	12,938	$64,237	$29,721
Net realized (loss) gain on investments	(8,946)	4,135	9,427	(14,676)
Amortization of deferred gain on reinsurance transactions	1,392	1,239	4,463	3,251
Policy administration fees	874	536	1,992	1,398
Service fee revenue, net of expenses	2,298	118	3,582	1,632
Other revenue	5	33	235	132
Total revenue	16,419	18,999	83,936	21,458
Expenses
Interest credited	2,524	5,682	22,803	(6,489)
Benefits	(526)	1,351	1,638	2,345
Amortization of deferred acquisition costs	2,215	1,193	5,832	3,095
Salaries and benefits	3,805	3,751	15,124	12,366
Other operating expenses	956	2,317	19,869	(1,744)
Total expenses	8,974	14,294	65,266	9,573
Net income before income tax expense	7,445	4,705	18,670	11,885
Income tax expense (See Note 9)	(4,606)	(1,250)	(10,482)	(3,848)
Net income after income tax expense	2,839	3,455	8,188	8,037
Less: Income (loss) attributable to noncontrolling interest	2,454	(3,976)	7,856	(8,846)
Net income attributable to Midwest Holding Inc.	385	7,431	332	16,883
Comprehensive loss:
Unrealized losses on investments arising during the three months ended September 2023 and 2022, net of offsets, net of tax ($2.1 million and $5.4 million, respectively); Unrealized losses on investments arising during the nine months ended September 2023 and 2022, net of offsets, net of tax ($3.4 million and $10.4 million, respectively)	(9,937)	(26,114)	(16,167)	(55,483)
Less: Reclassification adjustment for net realized gains (losses) on investments, net of offsets during the three months ended September 2023 and 2022 (net of tax less than $(0.1) million and $(19.9) million respectively); Reclassification adjustment for net realized gains (losses) on investments, net of offsets during the nine months ended September 2023 and 2022 (net of tax $(0.2) million and $(24.9) million respectively)	484	(952)	667	(94)
Other comprehensive loss	(9,453)	(27,066)	(15,500)	(55,577)
Comprehensive loss:	$(9,068)	$(19,635)	$(15,168)	$(38,694)

Impairment
Total other-than-temporary impairment	-	346	-	880
Net other-than-temporary impairment loss recognized in net income	$-	346	$-	880

Income per common share
Basic	$0.10	$1.99	$0.09	$4.52
Diluted	$0.10	$1.96	$0.09	$4.45

Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
(In thousands)	2023	2022
Cash flows from operating activities:
Income attributable to Midwest Holding Inc.	$332	$16,883
Adjustments to arrive at cash provided by operating activities:
Net premium and discount on investments	(16,055)	(6,982)
Depreciation and amortization	281	229
Stock options	691	(287)
Amortization of deferred acquisition costs	5,832	3,095
Deferred acquisition costs capitalized	(32,425)	(18,285)
Net realized (loss) gain on investments	(5,950)	14,676
Allowance for Credit Losses	4,751	-
Deferred gain on coinsurance transactions	6,077	6,875
Changes in operating assets and liabilities:
Reinsurance recoverable	(3,679)	33,698
Interest and dividends due and accrued	(19,530)	(10,292)
Premiums receivable	299	(10)
Deposit-type liabilities	92,184	(17,245)
Policy liabilities	(989)	2,740
Receivable and payable for securities	28,673	22,100
Other assets and liabilities	(21,186)	17,697
Net cash provided by operating activities	39,306	64,892
Cash flows from investing activities:
Fixed maturities available for sale:
Purchases	(576,960)	(692,348)
Proceeds from sale or maturity	147,965	296,179
Mortgage loans on real estate, held for investment
Purchases	(306,010)	(75,985)
Proceeds from sale	110,785	58,033
Derivatives
Purchases	(22,249)	(22,981)
Proceeds from sale	12,730	3,232
Equity securities
Purchases	(1)	-
Proceeds from sale	-	12,772
Other invested assets
Purchases	(88,825)	(48,302)
Proceeds from sale	69,639	3,334
Purchase of restricted common stock	(1,700)	(1)
Preferred stock
Purchases	(2,511)	(2,893)
Net change in policy loans	(58)	66
Net purchases of property and equipment	(102)	(1,830)
Net cash used in investing activities	(657,297)	(470,724)
Cash flows from financing activities:
Net transfer to noncontrolling interest	7,682	(6,906)
Dividends Paid	(1,051)	-
Receipts on deposit-type contracts	716,540	509,660
Withdrawals on deposit-type contracts	(98,790)	(30,271)
Net cash provided by financing activities	624,381	472,483
Net increase in cash and cash equivalents	6,390	66,651
Cash and cash equivalents:
Beginning	191,414	142,013
Ending	$197,804	$208,664

Supplementary information
Cash paid for taxes	$9,682	$2,870

Supplemental Information – Reconciliation – Management Expenses to GAAP Expenses
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Management Expenses
G&A	$10,522	$8,962	$34,553	$24,814

Management interest credited	10,461	4,752	18,888	10,594
Amortization of deferred acquisition costs	2,215	1,193	5,832	3,095
Expenses related to retained business	12,676	5,945	24,720	13,689
Management expenses - total	$23,198	$14,907	$59,273	$38,503

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Management G&A
Salaries and benefits - GAAP	$3,805	$3,751	$15,124	$12,366
Other operating expenses - GAAP	956	2,317	19,869	(1,744)
Subtotal	4,761	6,068	34,993	10,622
Adjustments:
Less: Stock-based compensation	(88)	670	(691)	287
Less: Mark-to-market option allowance	5,849	2,224	251	13,905
Management G&A	$10,522	$8,962	$34,553	$24,814

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Management Interest Credited
Interest credited - GAAP	$2,524	$5,682	$22,803	$(6,489)
Adjustments:
Less: FIA interest credited - GAAP	4,252	(3,041)	(10,689)	11,124
Add: FIA options cost - amortized - GAAP	3,685	2,111	6,774	5,959
Management interest credited	$10,461	$4,752	$18,888	$10,594

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Reconciliation - Management Expenses to GAAP Expenses
Total expenses - GAAP	$8,974	$14,294	$65,266	$9,573
Adjustments:
Less: Benefits	526	(1,351)	(1,638)	(2,345)
Less: Stock-based compensation	(88)	670	(691)	287
Less: Mark-to-market option allowance	5,849	2,224	251	13,905
Less: FIA interest credited - GAAP	4,252	(3,041)	(10,689)	11,124
Add: FIA options cost - amortized - GAAP	3,685	2,111	6,774	5,959
Management expenses - total	$23,198	$14,907	$59,273	$38,503